                                                            EXHIBIT 5.1


MORRISON KNUDSEN CORPORATION
MORRISON KNUDSEN PLAZA
P. O. BOX 73/BOISE, IDAHO U.S.A. 83729
PHONE: (208)386-5000/TELEX: 368439

CRAIG G. TAYLOR                               DIRECT DIAL:  208-386-5223
ASSOCIATE GENERAL COUNSEL                     FAX NUMBER:   208-386-5833


November 3, 1997



Morrison Knudsen Corporation
Morrison Knudsen Plaza
Boise, Idaho 83707

Re:  The Morrison Knudsen Corporation Deferred Compensation Plan
     Form S-8 Registration Statement

Ladies and Gentlemen:

I am Associate General Counsel of Morrison Knudsen Corporation, a Delaware corporation (the "Company") and, in that capacity, I have acted as counsel for the Company in the preparation of a Form S-8 Registration Statement (the "Registration Statement") relating to deferred compensation payment obligations ("Plan Interests") arising under the Morrison Knudsen Corporation Deferred Compensation Plan (the "Plan"). This opinion relates to the Plan Interests.

In connection with the preparation of the Registration Statement, I have examined such corporate records and documents of the Company and matters of law as I have deemed relevant and necessary for the opinion hereinafter expressed. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

On the basis of the foregoing, it is my opinion that:

1. The Plan Interests, when issued is accordance with the provisions of the Plan, will be valid and binding obligations of the Company, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and subject to general equity principles.

2. The provisions of the written Plan documents comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

The opinion expressed in paragraph 2 applies only as to the form of the written Plan documents. Accordingly, but without limitation of the preceding sentence, I express no opinion as to whether the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees or whether the Plan will be considered "funded" for purposes of ERISA, which are factual issues depending upon the facts and circumstances in existence from time to time.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement.

Very truly yours,

  /s/ Craig G. Taylor

Craig G. Taylor

CGT:smb